Exhibit 99.1

Text of the letter to SPAR Group, Inc. ("SGRP"), from the Nasdaq Stock Market LLC ("Nasdaq") dated December 31, 2019, stating that SGRP was no longer in compliances with Nasdaq's Board Independence Rule:

December 31, 2019

Mr. James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

333 Westchester Avenue, South Building, Suite 204

White Plains, New York 10604

Re: SPAR Group, Inc. (the "Company")

Nasdaq Symbol: SGRP

Dear Mr. Segreto:

This letter follows our recent telephone conversations in which we explained that your Company no longer complies with our Listing Rules (the "Rules") for continued listing.1 According to the Company's Form DEF 14C, Information Statement and Form 8-K, filed with the Securities and Exchange Commission (the "SEC") on November 20, and December 10, 2019, respectively, Panagiotis ("Panos") Lazaretos, was unilaterally appointed to the Board of Directors on December 10, 2019, by written consent of the Messrs. Bartels and Brown, the majority shareholders (the "Majority Shareholders").2 As a result of the decision of the Majority Shareholders to appoint Mr. Lazaretos to the Board, in spite of the Governance Committee's determination that he is not independent due to his "long-term relationship" with Mr. Brown and his companies, the Board currently consists of four independent and four non-independent directors, and is not eligible for a cure period.

Under our Rules, the Company has 45 calendar days to submit a plan to regain compliance. If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. In addition, please provide any relevant documentation to support your plan, including but not limited to biographical information related to potential candidates, if any, being considered for appointment to the Board of Directors and the audit committee.

Please email the Company's compliance plan to moira.keith@nasdaq.com no later than February 14, 2020. Once the plan is reviewed, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision before a Hearings Panel.3

1 Listing Rules 5605(b)(1) and 5605(c)(2). For online access to all Nasdaq Rules, please see "Nasdaq Online Resources," included with this letter.

2 Robert G. Brown, former Chairman of the Board and William H. Bartels, Vice Chairman. Their combined share ownership constitutes approximately 55.2% of the Company's issued and outstanding shares of common stock.

3 See Listing Rule 5815.

Mr. James R. Segreto December 31, 2019 Page 2

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq's MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq's MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company's non-compliant status will be broadcast over Nasdaq's market data dissemination network and will also be made available to third party market data providers.

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.